Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

818-637-4726

Dine Brands Global, Inc. Reports Second Quarter 2020 Results

Liquidity and Cash Position Remain Strong

95% of Domestic Restaurants Open

GLENDALE, Calif., July 29, 2020 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the second quarter of 2020.

“As we continue to navigate through the challenges currently facing our industry, we have remained resolute in our focus to return to growth. Throughout the second quarter, weekly comparable sales and traffic at both Applebee’s and IHOP improved as state and local governments began to ease restrictions on dining room operations. This, coupled with the significant growth of our brands’ off-premise business, contributed to the progress made during the quarter,” said Steve Joyce, chief executive officer of Dine Brands Global, Inc.

Mr. Joyce added, “I’m confident in our long-term strategy and ability to quickly adapt to the everchanging industry landscape. We have strong liquidity with approximately $342 million of cash, of which $279 million is unrestricted cash. We’ve been through challenging times before, and I believe we are well-positioned to emerge from the pandemic and restore our momentum.”

Domestic System-Wide Comparable Same-Restaurant Sales Performance

Domestic Same-Restaurant Sales		Preliminary
	Q2 2020	Q3 QTD through WE 7/26
Applebee’s	(49.4%)	(18.4%)
IHOP	(59.1%)	(37.6%)

Domestic Same-Restaurant Sales (Week Ending)

	WE 4/5	WE 4/12	WE 4/19	WE 4/26	WE 5/3	WE 5/10	WE 5/17	WE 5/24	WE 5/31	WE 6/7	WE 6/14	WE 6/21	WE 6/28
Applebee’s	(77.0%)	(77.3%)	(64.2%)	(64.4%)	(60.8%)	(54.3%)	(52.8%)	(49.5%)	(42.7%)	(37.0%)	(30.3%)	(18.4%)	(17.8%)
IHOP	(81.5%)	(79.4%)	(76.3%)	(75.4%)	(72.6%)	(65.4%)	(61.5%)	(58.3%)	(52.1%)	(46.2%)	(42.9%)	(33.3%)	(34.4%)

Domestic Same-Restaurant Sales (Week Ending)

	July Sales Are Preliminary
	WE 7/5	WE 7/12	WE 7/19	WE 7/26
Applebee’s	(22.3%)	(17.0%)	(18.8%)	(15.6%)
IHOP	(40.4%)	(35.7%)	(39.1%)	(35.0%)

Second Quarter of 2020

•

Applebee’s comparable same-restaurant sales improved 11 out of 13 weeks through the week ended June 28, 2020 from a decrease of 77.0% to a decrease of 17.8%, representing an increase of 59.2 percentage points during this period.

•

IHOP’s comparable same-restaurant sales improved sequentially for 12 consecutive weeks out of 13 through the week ended June 28, 2020 from a decrease of 81.5% to a decrease of 34.4%, representing an increase of 47.1 percentage points during this period.

•

Comparable same-restaurant sales for the second quarter of 2020 declined at both Applebee’s and IHOP primarily due to the impact of COVID-19 and related governmental restrictions on restaurant operations at the federal, state and local levels, which resulted in a meaningful decline in traffic for the second quarter of 2020.

•	As of June 30, 2020, 3,154 of our domestic restaurants, or 95%, were open for either dine-in service or off-premise service comprised of take-out and delivery.

Off-Premise Sales Growth Comparison

•

Off-premise sales at both Applebee’s and IHOP increased significantly primarily as a result of governmental mandates, which placed restrictions on dine-in service as well as the favorable impact of the Company’s digital initiatives.

•

Applebee’s off-premise sales accounted for 60.5% of sales mix for the second quarter of 2020, as compared to 16.3% of sales mix for the first quarter of 2020 and 13.0% of sales mix for the fourth quarter of 2019.

•	Applebee’s delivery sales accounted for 16.8% of sales mix and take-out sales accounted for 43.8% of sales mix for the second quarter of 2020.

•	Applebee’s online sales as a percentage of total sales increased by 17.8 percentage points in the second quarter of 2020 to 22.9%. This compares to 5.1% of total sales for the first quarter of 2020.

•

IHOP’s off-premise sales accounted for 53.6% of sales mix for the second quarter of 2020, as compared to 12.8% of sales mix for the first quarter of 2020 and 10.1% of sales mix for the fourth quarter of 2019.

•	IHOP’s delivery sales accounted for 23.4% of sales mix and take-out sales accounted for 33.5% of sales mix for the second quarter of 2020.

•	IHOP’s online sales as a percentage of total sales increased by 27.8 percentage points in the second quarter of 2020 to 34.7%. This compares to 6.9% of total sales for the first quarter of 2020.

Second Quarter of 2020 Summary

•	GAAP net loss per diluted share of $8.04 for the second quarter of 2020 compared to earnings per diluted share of $1.18 for the second quarter of 2019.

This variance was primarily due to non-cash impairment charges totaling $106.5 million related to the write-downs of Applebee’s goodwill and other intangible assets as a result of the impact of COVID-19 on the Company’s operations. These items were partially offset by a deferred tax benefit of $3.4 million attributable to the other intangible assets charge.

Additionally, gross profit decreased primarily due to a significant decline in customer traffic as a result of governmental measures to stem the spread of the coronavirus and related changes in consumer behavior.

•

Adjusted net loss per diluted share of $0.87 for the second quarter of 2020 compared to adjusted earnings per diluted share of $1.71 for the second quarter of 2019. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•	General and administrative expenses for the second quarter of 2020 declined 21.6% year-over-year to $30.9 million. The improvement was mainly due to lower compensation expenses.

•	Net loss of $134.8 million for the second quarter of 2020 compared to net income of $21.4 million the second quarter of 2019.

•

Consolidated adjusted EBITDA for the second quarter of 2020 was $12.1 million. This compares to $68.0 million for the second quarter of 2019. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash used in operating activities for the first six months of 2020 was $10.5 million. This compares to cash flows from operating activities of $69.3 million for the first six months of 2019. The decrease mainly was due a significant decline in customer traffic at our restaurants that adversely impacted our segment operations as well as payment deferrals we offered to our franchisees primarily for the months of March 2020 and April 2020.

•

The Company had negative adjusted free cash flow of $12.4 million for the first six months of 2020. This compares to adjusted free cash flow of $66.0 million for the first six months of 2019. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•

GAAP net loss available to common stockholders was $130.0 million, or net loss per diluted share of $8.04, for the second quarter of 2020. This compares to net income available to common stockholders of $20.7 million, or earnings per diluted share of $1.18, for the second quarter of 2019. The decrease in net income was primarily due to the impairment charges and decline in gross profit discussed above. These items were partially offset by a decline in general and administrative expenses.

•

Adjusted net loss available to common stockholders was $14.0 million, or adjusted net loss per diluted share of $0.87, for the second quarter of 2020. This compares to adjusted net income available to common stockholders of $30.0 million, or adjusted earnings per diluted share of $1.71, for the second quarter of 2019. The decrease in adjusted net income was primarily due to lower gross profit for the reasons described above. This item was partially offset by fewer weighted average diluted shares outstanding and lower general and administrative expenses. (See “Non-GAAP Financial Measures” below.)

Cash Position

Dine Brands has taken precautionary measures to increase the Company’s financial flexibility due to the conditions caused by COVID-19. As previously disclosed on March 19, 2020, the Company borrowed $220 million from its revolving financing facility, all of which remains drawn as of June 30, 2020. As of June 30, 2020, $2.8 million was pledged against the revolving financing facility for outstanding letters of credit.

As of June 30, 2020, the Company had $342.5 million of total cash, including restricted cash of $64.0 million. The Company believes that its asset-light business model and cash position will continue to provide strong liquidity during the pandemic.

The Company makes $16.4 million of quarterly interest payments on its Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes and Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes (the “Class A-2-I Notes”, together with the “Class A-2-II Notes”, the “Class A-2 Notes”). In addition, the Company anticipates making a principal payment of $3.25 million in the fourth quarter of 2020. The quarterly principal payments under the Class A-2 Notes may be voluntarily suspended when the leverage ratio for the Company and its subsidiaries is less than or equal to 5.25x. As of June 30, 2020, the Company’s leverage ratio was 6.30x.

The Company voluntarily doubled its interest reserve on its Class A-2 Notes during the second quarter of 2020 to $32.8 million to enhance its securitization structure. This increased restricted cash by $16.4 million.

GAAP Effective Tax Rate

Our effective tax rate for the second quarter of 2020 was an 8.2% tax benefit compared to a 26.4% expense for the second quarter of 2019. The variance is primarily due to the non-deductibility of the Applebee’s goodwill impairment discussed earlier.

Financial Performance Guidance for 2020 Withdrawn

The Company disclosed on March 19, 2020 that it believes its consolidated financial results for 2020 could be materially impacted by the global impact from COVID-19. As a result, the Company withdrew its 2020 financial performance guidance issued on February 24, 2020. The Company assumes no obligation to update or supplement its financial performance guidance issued on February 24, 2020.

Applebee’s Reopening Update

Applebee’s restaurants began reopening their dining rooms on April 27, 2020. As of June 30, 2020, out of 1,639 domestic Applebee’s franchise restaurants, 1,523 were open for in-restaurant dining, 70 were open for only off-premise sales, comprised of take-out and delivery, and 46 were temporarily closed.

IHOP Reopening Update

IHOP restaurants began reopening their dining rooms on April 21, 2020. As of June 30, 2020, out of 1,695 domestic IHOP franchise and area license restaurants, 1,485 were open for in-restaurant dining, 76 were open only for off-premise sales, comprised of take-out and delivery, and 134 were temporarily closed.

Second Quarter of 2020 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on July 29, 2020 at 9:00 a.m. Pacific Time.

To participate on the call, please dial (833) 528-0602 and enter the conference identification number 4180997. International callers, please dial (830) 221-9708 and enter the conference identification number 4180997.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Pacific Time on July 29, 2020 through 12:00 p.m. Pacific Time on August 5, 2020 by dialing (855) 859-2056 and entering the conference identification number 4180997. International callers, please dial (404) 537-3406 and enter the conference identification number 4180997. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,600 restaurants combined in 17 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”,

“Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive (Loss) Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$38,781	$90,930	$122,095	$187,226
Advertising revenues	29,095	71,738	90,818	144,368

Total franchise revenues	67,876	162,668	212,913	331,594
Company restaurant sales	16,774	33,751	48,074	69,486
Rental revenues	23,707	29,878	52,716	60,589
Financing revenues	1,355	1,783	2,893	3,593

Total revenues	109,712	228,080	316,596	465,262

Cost of revenues:
Franchise expenses:
Advertising expenses	29,095	71,738	90,818	144,368
Bad debt expense (credit)	5,053	(126)	5,571	(593)
Other franchise expenses	2,932	7,295	10,141	15,435

Total franchise expenses	37,080	78,907	106,530	159,210
Company restaurant expenses	21,139	31,232	51,471	62,770
Rental expenses:
Interest expense from finance leases	1,137	1,445	2,347	2,974
Other rental expenses	20,106	21,495	41,429	42,590

Total rental expenses	21,243	22,940	43,776	45,564
Financing expenses	128	146	270	292

Total cost of revenues	79,590	133,225	202,047	267,836

Gross profit	30,122	94,855	114,549	197,426
General and administrative expenses	30,870	39,364	68,478	82,183
Interest expense, net	17,127	14,602	32,299	29,995
Impairment and closure charges	124,365	289	124,353	483
Amortization of intangible assets	2,755	2,925	5,581	5,849
Loss on extinguishment of debt	—	8,276	—	8,276
Loss on disposition of assets	1,776	332	1,543	441

(Loss) income before income tax provision	(146,771)	29,067	(117,705)	70,199
Income tax benefit (provision)	11,992	(7,677)	5,254	(17,166)

Net (loss) income	$(134,779)	$21,390	$(112,451)	$53,033

Net (loss) income available to common stockholders:
Net (loss) income	$(134,779)	$21,390	$(112,451)	$53,033
Less: Net loss (income) allocated to unvested participating restricted stock	4,763	(719)	3,961	(1,827)

Net (loss) income available to common stockholders	$(130,016)	$20,671	$(108,490)	$51,206

Net (loss) income available to common stockholders per share:
Basic	$(8.04)	$1.20	$(6.69)	$2.97

Diluted	$(8.04)	$1.18	$(6.69)	$2.91

Weighted average shares outstanding:
Basic	16,177	17,181	16,215	17,262

Diluted	16,177	17,563	16,215	17,626

Dividends declared per common share	—	$0.69	$0.76	$1.38

Dividends paid per common share	$0.76	$0.69	$1.45	$1.32

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$278,507	$116,043
Receivables, net of allowance of $11,709 (2020) and $3,138 (2019)	124,619	136,869
Restricted cash	31,184	40,732
Prepaid gift card costs	27,370	36,077
Prepaid income taxes	17,880	13,290
Other current assets	6,410	3,906

Total current assets	485,970	346,917
Other intangible assets, net	555,495	575,103
Operating lease right-of-use assets	349,103	366,931
Goodwill	251,628	343,862
Property and equipment, net	203,540	216,420
Long-term receivables, net of allowance of $7,981 (2020) and $8,155 (2019)	74,015	85,999
Deferred rent receivable	65,126	70,308
Non-current restricted cash	32,800	15,700
Other non-current assets, net	25,590	28,271

Total assets	$2,043,267	$2,049,511

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$9,750	$—
Accounts payable	19,181	40,925
Gift card liability	121,994	159,019
Current maturities of operating lease obligations	71,837	72,815
Current maturities of finance lease and financing obligations	13,307	13,669
Accrued employee compensation and benefits	10,568	23,904
Dividends payable	—	11,702
Deferred franchise revenue, short-term	8,921	10,086
Accrued advertising expenses	21,772	8,760
Other accrued expenses	23,376	17,032

Total current liabilities	300,706	357,912
Long-term debt	1,497,116	1,288,248
Operating lease obligations, less current maturities	350,418	359,025
Finance lease obligations, less current maturities	74,051	77,393
Financing obligations, less current maturities	34,682	37,682
Deferred income taxes, net	86,221	98,499
Deferred franchise revenue, long-term	53,269	56,944
Other non-current liabilities	15,375	15,582

Total liabilities	2,411,838	2,291,285

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; June 30, 2020 - 24,900,436 issued, 16,417,618 outstanding; December 31, 2019 - 24,925,447 issued, 16,521,921 outstanding	249	249
Additional paid-in-capital	254,429	246,192
(Accumulated deficit) retained earnings	(64,010)	61,653
Accumulated other comprehensive loss	(58)	(58)
Treasury stock, at cost; shares: June 30, 2020 - 8,482,818; December 31, 2019 - 8,403,526	(559,181)	(549,810)

Total stockholders’ deficit	(368,571)	(241,774)

Total liabilities and stockholders’ deficit	$2,043,267	$2,049,511

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(112,451)	$53,033
Adjustments to reconcile net (loss) income to cash flows (used in) provided by operating activities:
Depreciation and amortization	21,345	20,800
Non-cash stock-based compensation expense	6,670	5,894
Non-cash interest expense	1,318	2,083
Loss on extinguishment of debt	—	8,276
Impairment and closure charges	124,343	483
Deferred income taxes	(10,793)	(3,186)
Deferred revenue	(4,840)	(4,179)
Loss on disposition of assets	1,543	441
Other	(252)	(3,499)
Changes in operating assets and liabilities:
Accounts receivable, net	(31,039)	(1,976)
Current income tax receivables and payables	(5,456)	9,442
Gift card receivables and payables	2,293	(7,444)
Other current assets	(2,503)	(3,607)
Accounts payable	(903)	8,995
Accrued employee compensation and benefits	(13,336)	(9,872)
Other current liabilities	13,544	(6,355)

Cash flows (used in) provided by operating activities	(10,517)	69,329

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	10,772	11,386
Net additions to property and equipment	(7,380)	(9,175)
Proceeds from sale of property and equipment	456	400
Additions to long-term receivables	(1,475)	(1,555)
Other	(276)	(186)

Cash flows provided by investing activities	2,097	870

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,300,000
Repayment of long-term debt	—	(1,283,750)
Borrowing from revolving credit facilities	220,000	—
Repayment of revolving credit facilities	—	(25,000)
Payment of debt issuance costs	—	(12,189)
Dividends paid on common stock	(23,934)	(23,346)
Repurchase of common stock	(29,853)	(46,383)
Principal payments on finance lease obligations	(5,993)	(6,964)
Proceeds from stock options exercised	20,523	6,938
Tax payments for restricted stock upon vesting	(2,129)	(2,242)
Other	(178)	—

Cash flows provided by (used in) financing activities	178,436	(92,936)

Net change in cash, cash equivalents and restricted cash	170,016	(22,737)
Cash, cash equivalents and restricted cash at beginning of period	172,475	200,379

Cash, cash equivalents and restricted cash at end of period	$342,491	$177,642

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Impairment and closure charges; amortization of intangible assets; non-cash interest expense; debt; nonrecurring restaurant costs; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net (loss) income available to common stockholders, as reported	$(130,016)	$20,671	$(108,490)	$51,206
Impairment and closure charges	124,365	289	124,353	483
Amortization of intangible assets	2,755	2,925	5,581	5,849
Loss on extinguishment of debt	—	8,276	—	8,276
Non-cash interest expense	663	965	1,318	2,083
Nonrecurring restaurant costs	—	269	—	329
Loss on disposition of assets	1,776	332	1,543	441
Net income tax provision for above adjustments	(9,331)	(3,395)	(10,140)	(4,540)
Net income allocated to unvested participating restricted stock	(4,249)	(340)	(4,293)	(458)

Net (loss) income available to common stockholders, as adjusted	$(14,037)	$29,992	$9,872	$63,669

Diluted net (loss) income available to common stockholders per share:
Net (loss) income available to common stockholders, as reported	$(8.04)	$1.18	$(6.69)	$2.91
Impairment and closure charges	7.19	0.01	7.14	0.02
Amortization of intangible assets	0.13	0.12	0.26	0.25
Loss on extinguishment of debt	—	0.35	—	0.35
Non-cash interest expense	0.03	0.04	0.06	0.09
Nonrecurring restaurant costs	—	0.01	—	0.01
Loss on disposition of assets	0.08	0.01	0.07	0.02
Net income allocated to unvested participating restricted stock	(0.26)	(0.02)	(0.25)	(0.03)
Rounding	—	0.01	0.02	(0.01)

Diluted net (loss) income available to common stockholders per share, as adjusted	$(0.87)	$1.71	$0.61	$3.61

Numerator for basic EPS-(loss) income available to common stockholders, as adjusted	$(14,037)	$29,992	$9,872	$63,669
Effect of unvested participating restricted stock using the two-class method	1	14	—	30

Numerator for diluted EPS-(loss) income available to common stockholders, as adjusted	$(14,036)	$30,006	$9,872	$63,699

Denominator for basic EPS-weighted-average shares	16,177	17,181	16,215	17,262
Dilutive effect of stock options	—	382	101	364

Denominator for diluted EPS-weighted-average shares	16,177	17,563	16,316	17,626

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Six Months Ended
	June 30,
	2020	2019
	(In millions)
Cash flows (used in) provided by operating activities	$(10.5)	$69.3
Receipts from notes and equipment contracts receivable	5.5	5.9
Additions to property and equipment	(7.4)	(9.2)

Adjusted free cash flow	(12.4)	66.0
Dividends paid on common stock	(23.9)	(23.3)
Repurchase of Dine Brands Global common stock	(29.9)	(46.4)

	$(66.2)	$(3.7)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income, adjusted for the effect of impairment and closure charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U. S. GAAP measures to evaluate the performance of the company and to make certain business decisions.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net (loss) income, as reported	$(134,779)	$21,390	$(112,451)	$53,033
Impairment and closure charges	124,365	289	124,353	483
Interest charges on finance leases	1,646	1,970	3,369	4,053
All other interest charges	17,657	15,390	33,899	32,087
Income tax (benefit) provision	(11,992)	7,677	(5,254)	17,166
Depreciation and amortization	10,695	10,620	21,345	20,800
Non-cash stock-based compensation	2,632	1,787	6,670	5,893
Loss on extinguishment of debt	—	8,276	—	8,276
Loss on disposition of assets	1,776	332	1,543	441
Other taxes	86	237	304	439

Adjusted EBITDA	$12,086	$67,968	$73,778	$142,671

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and six months ended June 30, 2020 and 2019, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Applebee’s
Effective Restaurants(a)
Franchise	1,527	1,753	1,612	1,758
Company	67	69	68	69

Total	1,594	1,822	1,680	1,827

System-wide(b)
Domestic sales percentage change(c)	(53.5)%	(3.0)%	(32.5)%	(2.2)%
Domestic same-restaurant sales percentage change(d)	(49.4)%	(0.5)%	(29.1)%	0.6%

Franchise(b)
Domestic sales percentage change(c) (e)	(53.6)%	(6.1)%	(32.5)%	(5.4)%
Domestic same-restaurant sales percentage change(d)	(49.4)%	(0.6)%	(29.0)%	0.5%
Average weekly domestic unit sales (in thousands)	$25.0	$48.4	$35.2	$49.0
IHOP
Effective Restaurants(a)
Franchise	1,375	1,656	1,510	1,656
Area license	144	155	153	156

Total	1,519	1,811	1,663	1,812

System-wide(b)
Sales percentage change(c)	(64.3)%	3.2%	(39.1)%	2.8%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	(59.1)%	2.0%	(35.6)%	1.7%

Franchise(b)
Sales percentage change(c)	(64.4)%	3.3%	(39.2)%	2.8%
Domestic same-restaurant sales percentage change(d)	(58.9)%	1.9%	(35.4)%	1.5%
Average weekly unit sales (in thousands)	$15.8	$36.8	$24.6	$36.9

Area License (b)
Sales percentage change(c)	(63.3)%	2.0%	(38.1)%	2.3%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and six months ended June 30, 2020 and 2019 and sales by company-operated restaurants were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$472.0	$1,016.5	$1,390.2	$2,060.7
Applebee’s company-operated restaurants	16.8	33.7	48.1	69.5
IHOP franchise restaurant sales	282.1	791.6	966.9	1,590.4
IHOP area license restaurant sales	26.4	71.8	90.4	146.1

Total	$797.3	$1,913.6	$2,495.6	$3,866.7

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

(e)	The franchise sales percentage change for 2019 was impacted by the acquisition of 69 franchise restaurants in December 2018 now reported as company-operated.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,706	1,761	1,718	1,768
Company restaurants	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,775	1,830	1,787	1,837

Franchise restaurants opened
Domestic	—	—	—	—
International	—	1	—	1

Total franchise restaurants opened	—	1	—	1

Franchise restaurants permanently closed:
Domestic	(24)	(13)	(32)	(17)
International	(2)	(3)	(6)	(6)

Total franchise restaurants permanently closed	(26)	(16)	(38)	(23)

Net franchise restaurant reduction	(26)	(15)	(38)	(22)

Summary - end of period:
Franchise	1,680	1,746	1,680	1,746
Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,749	1,815	1,749	1,815

Domestic	1,633	1,676	1,633	1,676
International	116	139	116	139
IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,680	1,663	1,680	1,669
Area license	160	159	161	162

Total IHOP restaurants, beginning of period	1,840	1,822	1,841	1,831

Franchise/area license restaurants opened:
Domestic franchise	1	9	7	15
Domestic area license	—	2	1	2
International franchise	—	2	2	2

Total franchise/area license restaurants opened	1	13	10	19

Franchise/area license restaurants permanently closed:
Domestic franchise	(13)	(1)	(19)	(12)
Domestic area license	(1)	(2)	(3)	(5)
International franchise	(2)	(4)	(4)	(5)
International area license	(2)	—	(2)	—

Total franchise/area license restaurants permanently closed	(18)	(7)	(28)	(22)

Net franchise/area license restaurant reduction	(17)	6	(18)	(3)

Summary - end of period
Franchise	1,666	1,669	1,666	1,669
Area license	157	159	157	159

Total IHOP restaurants, end of period	1,823	1,828	1,823	1,828

Domestic	1,696	1,705	1,696	1,705
International	127	123	127	123